Exhibit 99.1

ImmuCell

ImmuCell Announces Financial Results for Third Quarter of 2017

FOR IMMEDIATE RELEASE

PORTLAND, Maine – November 13, 2017 – ImmuCell Corporation (Nasdaq: ICCC), a growing animal health company that develops, manufactures and markets scientifically-proven products that improve the health and productivity of dairy and beef cattle, today announced unaudited financial results for the quarter ended September 30, 2017.

●	During the three-month period ended September 30, 2017, total product sales were just over $2 million compared to just under $2 million during the same quarter of 2016, an increase of 2%. During the nine-month period ended September 30, 2017, total product sales were just under $7.3 million compared to just over $7.3 million during the same period of 2016, a decrease of less than 1%.

●	The year-to-year comparisons of product sales are impacted by the 2016 shipments of an order backlog and sales of a product that was discontinued during the first quarter of 2017. Excluding the shipments of orders that were in backlog as of December 31, 2015 and sales of the discontinued product, sales during the first nine months of 2017 would have increased by 8%, in comparison to the same period during 2016.

●	Sales of the First Defense® product line increased (decreased) by 7%, 1% and (4%) during the three-month, nine-month and twelve-month periods ended September 30, 2017, respectively, in comparison to the same periods ended September 30, 2016.

●	Net (loss) was ($339,000), or ($0.07) per share, for the third quarter of 2017 in comparison to a net income of $35,000, or $0.01 per diluted share, during the third quarter of 2016.

●	Net income was $27,000, or $0.01 per diluted share, during the nine-month period ended September 30, 2017 in comparison to $478,000, or $0.11 per diluted share, during the nine-month period ended September 30, 2016.

Due to a sharp increase in sales (caused, in part, by the lack of supply to the market of a competitive product during late 2014 and into the middle of 2015), the Company experienced a backlog of orders from early 2015 and through the middle of 2016, before doubling its production capacity. Since the third quarter of 2016, the Company has had sufficient available inventory and is shipping in accordance with the current demand of its distributors.

“Building on these third quarter results, we expect to report positive sales growth during the fourth quarter of 2017, over both the third quarter of 2017 and the fourth quarter of 2016,” commented Michael F. Brigham, President and CEO. “We are preparing to move forward into 2018 with an expanded product line (subject to the anticipated USDA approval of First Defense® Tri-Shield™) and with the impacts of both the order backlog and of the discontinuation of the topical wipes product line out of our prior year comparatives.”

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Balance Sheet Data as of September 30, 2017:

●	Cash, cash equivalents and short-term investments decreased to $2.3 million at September 30, 2017 as the Company continued the build-out of its new manufacturing facility, compared to $10.6 million at December 31, 2016.

●	Net working capital decreased to $2.7 million at September 30, 2017 from $12.3 million at December 31, 2016.

●	Stockholders’ equity increased to $21 million at September 30, 2017 from $19.7 million at December 31, 2016.

Product Development and Regulatory Update:

On November 13, 2017, the Company announced that it had achieved USDA approval of First Defense® Tri-Shield™, a new formulation that combines the existing First Defense® bivalent claims (against E. coli and coronavirus) with a guaranteed minimum level of rotavirus antibody content in a gel tube delivery format. This unique breadth of claims further differentiates the Company’s product from competitive calf-level products on the market that have claims against both coronavirus and rotavirus or just E. coli or just coronavirus, but not all three. It also allows the Company to better compete in the larger dam-level scours preventative market space. The Company’s new marketing campaign, ‘Beyond Vaccination™’, suggests that by delivering immediate immunity directly to the calf via First Defense® Tri-Shield™, producers can avoid using such vaccines at dry-off and provide more consistent protection to the calf at the calf-level.

Update on New Mastitis Product:

A Certificate of Occupancy was issued by the City of Portland, Maine on October 30, 2017 for the Company’s Nisin production facility. On November 8, 2017, the Company held a ‘ribbon-cutting’ ceremony to celebrate the completion of the construction phase of this $21 million project. This facility will be used by ImmuCell to produce purified, pharmaceutical-grade Nisin Drug Substance at commercial scale. Adherence to the Company’s anticipated timeline could lead to potential approval by the end of 2019 with subsequent market launch.

“Implementing Nisin production at commercial scale is the most critical action in front of us on the path to regulatory approval of our novel treatment for subclinical mastitis,” further commented Mr. Brigham. “Completing the facility construction in accordance with our timeline was an important milestone on the road to commercialization of this product.”

Approximately $14.6 million was invested in the Nisin production facility project through September 30, 2017. The Company expects to pay for the remaining $6.2 million of budgeted expenditures (that were unpaid as of September 30, 2017) with its $2.3 million of cash on hand as of September 30, 2017 and its $4.3 million of available bank debt and cash flows from operations.

Nisin is a bacteriocin that is not used in human medicines and would not contribute to the ongoing concern that the widespread use of antibiotics could encourage the growth of antibiotic-resistant bacteria (“superbugs”).

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Mastitis, which costs the dairy industry about $2 billion per year, is currently treated with traditional antibiotic products, and treatment is generally reserved for clinical infections when the cow produces non-saleable milk. The “zero milk discard” product feature approved for ImmuCell’s product would make earlier treatment of sick cows economically feasible, while these cows are still producing saleable milk. No other existing product can provide this kind of value proposition.

Conference Call:

Interested parties can access the conference call scheduled by the Company to review these results by dialing (844) 855-9502 (toll free) or (412) 317-5499 (international) at 4:30 PM ET today. A teleconference replay of the call will be available for six days at (877) 344-7529 (toll free) or (412) 317-0088 (international), confirmation #10113568.

About ImmuCell:

ImmuCell Corporation's (Nasdaq: ICCC) purpose is to create scientifically-proven and practical products that improve the health and productivity of dairy and beef cattle. ImmuCell has developed products that provide significant, immediate immunity to newborn dairy and beef livestock. The Company is developing a novel treatment for mastitis, the most significant cause of economic loss to the dairy industry. Press releases and other information about the Company are available at: (http://www.immucell.com).

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Unaudited Condensed Statements of (Loss) Income

	For the Three-Month Periods Ended September 30,		For the Nine-Month Periods Ended September 30,
(In thousands, except per share amounts)	2017	2016	2017	2016

Product sales	$2,005	$1,968	$7,298	$7,330
Costs of goods sold	1,069	763	3,289	3,128
Gross margin	936	1,205	4,009	4,202

Sales, marketing and administrative expenses	832	846	2,527	2,440
Product development expenses	586	308	1,312	991
Operating expenses	1,418	1,154	3,839	3,431

NET OPERATING (LOSS) INCOME	(482)	51	170	771

Other expenses, net	49	27	115	81

(LOSS) INCOME BEFORE INCOME TAXES	(531)	24	55	690

Income tax (benefit) expense	(192)	(11)	28	212

NET (LOSS) INCOME	($339)	$35	$27	$478

Weighted average common shares outstanding:
Basic	4,993	4,183	4,897	4,065
Diluted	4,993	4,302	4,999	4,179
NET (LOSS) INCOME PER SHARE:
Basic	($0.07)	$0.01	$0.01	$0.12
Diluted	($0.07)	$0.01	$0.01	$0.11

Unaudited Selected Balance Sheet Data

	As of September 30, 2017	As of December 31, 2016
(In thousands)
Cash, cash equivalents and short-term investments	$2,305	$10,624
Net working capital	2,691	12,289
Total assets	30,290	24,697
Stockholders’ equity	$20,954	$19,722

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Contacts:	Michael F. Brigham, President and CEO

ImmuCell Corporation

(207) 878-2770

Joe Diaz, Robert Blum and Joe Dorame

Lytham Partners, LLC

(602) 889-9700

iccc@lythampartners.com

Safe Harbor Statement:

This Press Release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to: projections of future financial performance; the scope and timing of ongoing and future product development work and commercialization of our products; future costs of product development efforts; the estimated prevalence rate of subclinical mastitis; the expected efficacy of our new products; future market share of and revenue generated by current products and products still in development; future sources of financial support for our product development, manufacturing and marketing efforts; the future adequacy of our own manufacturing facilities or those of third parties with which we have contractual relationships to meet demand for our products on a timely basis; the future adequacy of our working capital and the availability and cost of third party financing; timing and future costs of a facility to produce the Drug Substance (our active pharmaceutical ingredient, Nisin); the timing and outcome of pending or anticipated applications for regulatory approvals; future regulatory requirements relating to our products; future expense ratios and margins; future compliance with bank debt covenants; costs associated with sustaining compliance with cGMP regulations in our current operations and attaining such compliance for the facility to produce the Drug Substance; factors that may affect the dairy and beef industries and future demand for our products; our effectiveness in competing against competitors within both our existing and our anticipated product markets; the cost-effectiveness of additional sales and marketing expenditures and resources; the accuracy of our understanding of our distributors’ ordering patterns; anticipated changes in our manufacturing capabilities and efficiencies; anticipated competitive and market conditions; and any other statements that are not historical facts. Forward-looking statements can be identified by the use of words such as “expects”, “may”, “anticipates”, “aims”, “intends”, “would”, “could”, “should”, “will”, “plans”, “believes”, “estimates”, “targets”, “projects”, “forecasts” and similar words and expressions. In addition, there can be no assurance that future developments affecting us will be those that we anticipate. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of our products, competition within our anticipated product markets, customer acceptance of our new and existing products, product performance, alignment between our manufacturing resources and product demand, the uncertainties associated with product development and Drug Substance manufacturing, actual as compared to expected or estimated costs of expanding our manufacturing facilities, our potential reliance upon third parties for financial support, products and services, changes in laws and regulations, decision making by regulatory authorities, possible dilutive impacts on existing stockholders from any equity financing transactions in which we may engage, currency values and fluctuations and other risks detailed from time to time in filings we make with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements are based on our current expectations, but actual results may differ materially due to various factors, including the risk factors discussed above.

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